Exhibit 99.2

Western Sierra Bancorp Announces Stock Repurchase Program

CAMERON PARK, Calif.—(PR Newswire)—January 16, 2004—Western Sierra Bancorp (NASDAQ: WSBA), a multi-bank holding company with over $1 billion in assets, headquartered in Cameron Park, Calif, today announced that the Board of Directors has authorized a new common stock repurchase program. The program authorizes management to utilize up to $2 million of the Company’s capital, or approximately 1% of total outstanding shares at the present market price.

The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this program will be retired. The number, price and timing of the repurchases shall be at the Company’s sole discretion and the program may be re-evaluated depending on market conditions, liquidity needs or other factors.  The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time without notice.

“Consistent with our capital management strategies, the stock repurchase program currently provides us with an effective use of our capital,” stated Mr. Gary Gall, President and CEO.

Contact Information:

Western Sierra Bancorp

Gary D. Gall CEO /Anthony J. Gould CFO, 530/677-5600